Exhibit 5.1

[SNR Denton US LLP Letterhead]

November 23, 2011

GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, California 95062

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for GraphOn Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-177073), as may be amended from time to time (the “Registration Statement”), to be filed contemporaneously with the date hereof with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus (the “Prospectus”) covering (i) 35,500,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) 23,075,000 shares (the “Warrant Shares”) of Common Stock that are presently issuable upon future exercises of certain warrants heretofore issued by the Company (the “Warrants”). The Shares and the Warrant Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

1.	the Registration Statement;

2.	the Amended and Restated Certificate of Incorporation of the Company, as amended;

3.	the Second Amended and Restated By-Laws of the Company;

4.	corporate proceedings of the Company relating to the issuance of the Shares and the Warrant Shares; and

5.	such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

          Items 1 to 5 above are referred to in this letter as the “Company Documents.”

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

(1)           The Shares have been validly issued and are fully paid and non-assessable; and

(2)           The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware (including the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same, but excluding local laws) and the federal laws of the United States of America.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SNR Denton US LLP